Exhibit 10.1

GRANITE CONSTRUCTION INCORPORATED

ANNUAL INCENTIVE PLAN

(As Adopted by the Board of Directors Effective January 1, 2022)

1.	ESTABLISHMENT; PURPOSE; TERM OF PLAN

1.1    Establishment. The Plan was established by the Board effective January 1, 2022.

1.2    Purpose. The purpose of the Plan is to align the interests of Participants and Company shareholders and to motivate Participants toward superior performance. The Plan is intended to provide annual cash incentives based on short term results that are key to the successful operation of the Company. The Plan also is intended to enable the Company to attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of the Company’s operations is largely dependent.

1.3    Term of Plan. The Plan shall continue until terminated in connection with Section 14 hereof.

2.	DEFINITIONS AND CONSTRUCTION

2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    “Board” means the Board of Directors of the Company.

(b)    “Cause” means, unless otherwise defined in the Participant’s employment contract, the occurrence of any of the following: (i) the Participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company; (ii) the Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iii) misconduct by the Participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement; (iv) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Participant’s improper use or disclosure of the confidential or proprietary information of the Company); (v) any intentional act by the Participant which has a material detrimental effect on the reputation or business of the Company; (vi) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vii) any material breach by the Participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (viii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company.

(c)    “CEO” means the Chief Executive Officer of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means the Compensation Committee of the Board.

(f)    “Company” means Granite Construction Incorporated, a Delaware corporation and each present or future parent and subsidiary corporation or other business entity thereof.

(g)    “Determination Date” means the date following the conclusion of a Plan Year and prior to two and one-half months following the end of such Plan Year on which the Committee determines that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.

(h)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined on the date of termination from employment with the Company under procedures established by the Committee. The Committee, in compliance with Section 409A of the Code, may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company in which a Participant participates or a determination of a Participant's total disability by the Social Security Administration.

(i)    “Individual Target Award” means the target award established for each Participant under Section 5, which shall be a percentage of the Participant’s base salary, a fixed dollar amount and/or based on one or more Performance Goals, as determined by the Committee.

(j)    "Named Executive Officer" means an eligible Participant who is, or is expected to be, a “Named Executive Officer” within the meaning of Item 402 of Regulation S-K for the Plan Year for which an award is payable hereunder.

(k)    “NQDC” means the Granite Construction Incorporated Key Management Deferred Compensation Plan II, as amended from time to time.

(l)    “Participant” means an employee specifically designated as a Participant for a Plan Year under Section 4.

(m)    "Payment Date" means the date on which awards are paid.

(n)    “Performance Goals” has the meaning set forth in Section 6.1 hereof.

(o)    “Plan” means the Granite Construction Incorporated Annual Incentive Plan.

(p)    “Plan Year” means the fiscal year of the Company.

(q)    “Retirement” means termination of employment after attaining the age of 62 and after at least ten (10) years of continuous service with the Company or after attaining the age of 65 and after at least five (5) years of continuous service with the Company.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION

3.1    The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants, (ii) to add and delete employees from the list of designated Participants, (iii) to establish Individual Target Awards for Participants, (iv) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.

3.2    Notwithstanding the foregoing, the Committee may delegate to the CEO the power and authority, subject to the provisions of the Plan, (i) to designate employees who are not Named Executive Officers as Participants, (ii) to recommend Named Executive Officers to the Committee for designation as Participants; provided that the Committee shall review and approve Named Executive Officers as Plan Participants recommended by the CEO, (iii) to add and delete employees who are not Named Executive Officers from the list of designated Participants, (iv) to establish Individual Target Awards and performance goals upon achievement of which such Individual Target Awards will be based for Participants who are not Named Executive Officers, and (v) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants who are not Named Executive Officers for the applicable Plan Year based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive officers of the Company, except that the CEO may not delegate his authority to recommend Named Executive Officers to the Committee for designation as Participants. References to the Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company.

3.3    The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan with respect to Participants who are not Named Executive Officers. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final, binding and conclusive on all persons.

4.	PARTICIPATION

Only employees of the Company designated as Participants by the Committee are eligible under the Plan. Participation in the Plan in one Plan Year is not a guarantee of participation in a future Plan Year.

5.	INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS

At the beginning of each Plan Year, the Committee shall establish one or more Individual Target Awards for each Participant. Individual Target Awards are targets only and the amount of any target may or may not be paid to the Participant. Establishment of one or more Individual Target Awards for an employee for any Plan Year shall not imply or require that Individual Target Awards or an Individual Target Award at any specified level will be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than the target. As set forth in Section 7.4 below, the actual award may be increased or decreased, including to zero, as determined by the Committee in its discretion for any Plan Year.

6.	BASIS OF AWARDS

6.1    Performance Goals. The Committee shall establish measures, which may include financial and non-financial objectives (“Performance Goals”) for the Company. These Performance Goals shall be determined by the Committee in advance of each Plan Year or within such period as determined by the Committee. The performance criteria to be used in setting Performance Goals may be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more subsidiaries or business or operating units, as the Committee may determine:

revenue	earnings per share	net operating profits, net of taxes	earnings before interest and tax (EBIT)	net operating assets
net income and adjusted net income	return on stockholder equity	net asset value	return on equity	general and administrative costs
gross margin / gross profit margin	return on capital	cost of capital and weighted average cost of capital	operating income and adjusted operating income	safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate, days away, restricted or transferred)
operating margin	return on net assets	economic profit	gross profit	total shareholder return
selling, general and administrative expense (SG&A)	economic value added	return on assets	return on invested capital	backlog
cash flow and operating cash flow	earnings before income tax, depreciation and amortization (EBITDA)	overhead

Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals or in such other manner as determined by the Committee. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

6.2    Adjustment of Performance Goals. The Committee may make adjustments in the method of calculating the attainment of Performance Goals for a Plan Year, as the Committee may determine in its sole discretion, during the Performance Period. To the extent specified by the Committee in such documents setting forth the Performance Goals at the time the Performance Goals are established (including but not limited to an award agreement), the Committee may make adjustments in the method of calculating the attainment of Performance Goals for a Plan Year to exclude any one or more of the following:

(a)    restructuring charges;

(b)    exchange rate effects;

(c)    the effects of changes to generally accepted accounting principles;

(d)    the effects of any statutory adjustments to corporate tax rates;

(e)    the effects of the award of bonuses under the Company’s bonus plans;

(f)    costs and expenses arising out of the pursuit and/or acquisition and/or divestiture of a business regardless of whether the acquisition or divestiture was consummated, including pre-purchase due diligence costs, expenses, fees and post-acquisition integration in the year of acquisition;

(g)    all net income/loss of any acquisitions will be excluded in the year of acquisition; and

(h)    impairment charges of long lived assets and intangibles as defined by generally accepted accounting principles.

6.3    Performance Goals related to more than One Operating Unit of the Company. Awards may be based on performance against objectives for one or more subsidiary or business or operating unit of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a business unit’s management may be based on a combination of corporate, business unit and sub-unit performance against objectives.

6.4    Individual Performance. Individual performance of each Participant may be measured and used in determining awards under the Plan.

7.	AWARD DETERMINATION

7.1    Award Determined by Committee. After any Plan Year for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Plan Year. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and, in the Committee's discretion, the Participant’s individual performance. All awards are subject to adjustment at the sole discretion of the Committee.

7.2    Financial and Non-Financial Performance. Individual Target Award amounts may be modified based on the achievement of financial and non-financial objectives by the Company and relevant business or operating units and/or sub-units of the Company. Performance results against objectives shall be reviewed and approved by the Committee in accordance with Section 6.2 above, as applicable.

7.3    Individual Performance. Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Plan Year.

7.4    Overall Effect. The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Plan Year as determined by the Committee, and may reduce any amount payable including to zero. Notwithstanding the foregoing, the Committee may increase or reduce (including to zero) any amount payable hereunder for any reason.

8.	PAYMENT OF AWARDS

An award under the Plan shall be paid in cash in a single sum to the Participant as soon as reasonably practicable after Determination Date, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the NQDC and in compliance with Section 409A of the Code. To the extent that an award is not deferred under the NQDC, such award shall be paid no later than two and one-half months following the end of the Plan Year.

9.	EMPLOYMENT ON PAYMENT DATE

9.1    No award shall be made to any Participant who is terminated for Cause.

9.2    Except as provided in Section 9.3 below, no award shall be made to any Participant who is not an active employee of the Company on the Payment Date.

9.3    Death, Disability or Retirement. If the Participant’s service is terminated by reason of the death, Disability or Retirement of the Participant before the Payment Date, the Participant shall be entitled to receive payment of a prorated award as set forth in the Participant's award agreement on the Payment Date. The award shall be prorated on the basis of the ratio the numerator of which is the number of whole months of the Participant’s service during the Plan Year and the denominator of which is twelve.

10.	WITHHOLDING TAXES

Whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions.

11.	CLAWBACK/RECOVERY.

Awards under the Plan are and will be subject to recoupment in accordance with the Company's current clawback policy or any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law.

12.	EMPLOYMENT RIGHTS

Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).

13.	NONASSIGNMENT; PARTICIPANTS ARE GENERAL CREDITORS

13.1    The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under the NQDC with respect to amounts deferred under Section 8) and any attempted assignment shall be null, void and of no effect.

13.2    Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

14.	AMENDMENT OR TERMINATION

The Board may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that no amendment shall retroactively and adversely affect the payment of any award previously made.

15.	SUCCESSORS AND ASSIGNS

This Plan shall be binding on the Company and its successors or assigns.

16.	INTERPRETATION AND SEVERABILITY

In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF, the undersigned officer of the Company certifies that the foregoing sets forth the Granite Construction Incorporated Annual Incentive Plan as duly adopted by the Board on 30, 2022.

GRANITE CONSTRUCTION INCORPORATED

\S\ Kyle Larkin

By:	Kyle Larkin

Title:	Chief Executive Officer